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                                                                       EXHIBIT 5
U S WEST, Inc.
7800 East Orchard Road
Suite 480
Englewood, Colorado 80111

Stephen E. Brilz
Senior Counsel-Securities and
Assistant Secretary

September 29, 1995

U S WEST, Inc.
7800 East Orchard Road
Englewood, Colorado 80111

Ladies and Gentleman:

    I refer to the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, to be filed by U S WEST, Inc. a Colorado corporation, (the "Company"), with the Securities and Exchange Commission (the "Commission") on September 29, 1995. The Registration Statement covers 20,000,000 shares of U S WEST Communications Group common stock, $.01 par value, and 10,000,000 shares of U S WEST Media Group common stock, $.01 par value, (the "Shares") which may be issued from time to time pursuant to the Shareowner Investment Plan (the "Plan").

    I have made such legal and factual examinations and inquiries as I deemed advisable for the purpose of rendering this opinion. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of the Shares. Based on my examination and inquiries, it is my opinion that the Shares, upon issuance thereof in accordance with the terms of the Plan will be validly issued, fully paid, and non-assessable.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ STEPHEN E. BRILZ

                                          -------------------------------
                                          Stephen E. Brilz